Exhibit 15.2

June 15, 2018

Sabine Pass LNG-LP, LLC

Houston, Texas

Re: Registration Statement on Form S-4 to be filed by Cheniere Energy Partners, L.P.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated June 15, 2018 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

(signed) KPMG LLP

Houston, Texas